Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-119480-11 and Form S-4 No. 333-115560-15) of Nalco Holdings LLC and in the related Prospectus of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Nalco Holdings LLC, and the effectiveness of internal control over financial reporting of Nalco Holdings LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Chicago, Illinois
February 27, 2008